UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material under §240.14a-12

EXTENDED STAY AMERICA, INC.

ESH HOSPITALITY, INC.

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

Neil Brown and Simon Turner, two independent directors of ESH Hospitality issued the following letter to Extended Stay Shareholders:

May 17, 2021

Dear Extended Stay Shareholders,

As the two independent directors of ESH Hospitality’s Board of Directors who voted against the sale of Extended Stay America, Inc. to Blackstone and Starwood Capital, our opposition to this transaction has been highlighted by Tarsadia Capital, LLC in a manner that inaccurately reflects the Board’s deliberative process.

Tarsadia’s statement that the Boards “ignored” and “brushed aside” our perspectives is simply not true. At no point were we “ignored” or “brushed aside.” There were robust discussions of the transaction and all board members shared their views in a manner that was comprehensive. We simply came to a different conclusion than our colleagues.

Our experience in the Extended Stay boardroom has been marked by thoughtful and robust discussion with a board culture that encourages dissenting opinions. Our votes on this transaction represented normal board deliberations. While we had differing views, the majority of our fellow directors, for whom we have tremendous respect, ultimately chose a different path. Frankly, an absence of unanimity, in our opinions, is a testament to the rigorous debate and process of the discussions of the Boards, as well as clear indication of the independence of the various directors. Our votes against the sale were not some grandstanding “insistence” that our “voices be heard”. Our votes were our votes; an expression of our opinions on an extraordinarily complex matter at an extraordinary time in history.

Our dissenting votes at the ESH Hospitality Board have been mischaracterized by Tarsadia. Independent-minded directors will often disagree, but when they do, it does not mean that their voices were ignored. Nine other thoughtful, experienced, and qualified directors reviewed the same facts we did, considered various outcomes for the future and came to a different conclusion. We respect their views, just as they respect ours.

Sincerely,

Neil Brown	Simon Turner

Additional Information and Where to Find It

This communication may be deemed to be solicitation material in respect of the proposed acquisition of Extended Stay America, Inc. and ESH Hospitality, Inc. (together, the “Companies”) by a joint venture of Blackstone Real Estate Partners and Starwood Capital Group. In connection with the proposed transaction, the Companies filed with the Securities and Exchange Commission (“SEC”) on April 26, 2021 a definitive joint proxy statement and has or will furnish the definitive joint proxy statement to the stockholders of the Companies. STOCKHOLDERS OF THE COMPANIES ARE ADVISED TO READ THE DEFINITIVE JOINT PROXY STATEMENT (INCLUDING ALL AMENDMENTS AND SUPPLEMENTS THERETO) BECAUSE IT CONTAINS IMPORTANT INFORMATION. Investors may obtain a free copy of the definitive joint proxy statement and other relevant documents filed by the Companies with the SEC at the SEC’s Web site at http://www.sec.gov. The definitive joint proxy statement and such other documents filed with the SEC may also be obtained for free from the Investor Relations section of the Companies’ web site (https://www.aboutstay.com/investor-relations) or by directing a request to the Companies at ir@esa.com.

Participants in Solicitation

The Companies and their respective officers and directors may be deemed to be participants in the solicitation of proxies from the stockholders of the Companies in connection with the proposed transaction. Information about the Companies’ executive officers and directors and their respective direct and indirect interests in the proposed transaction is set forth in the definitive joint proxy statement with respect to the proposed transaction filed by the Companies with the SEC on April 26, 2021. Stockholders may obtain free copies of these documents as described in the preceding paragraph.